AMENDMENT NO. 3 TO LEASE

This Amendment No. 3 To Lease (“Amendment”) is dated as of December 19, 2022 (the “Amendment Date”) by and between Ardenwood Ventures I, LLC, a Delaware limited liability company (“Landlord”), and Personalis, Inc., a Delaware corporation (“Tenant”).

Recitals

A.
Landlord and Tenant entered into that certain Lease Agreement dated as of August 24, 2021, as amended by that certain Amendment No. 1 to Lease dated as of December 8, 2021, and as further amended by that certain Amendment No. 2 to Lease dated as of June 9, 2022 (collectively, the “Lease”) for premises located at 6600 Dumbarton Circle in Fremont, California, comprised of approximately 100,808 rentable square feet of floor area as more particularly described in the Lease.
B.
Landlord and Tenant now desire to amend the Lease on the terms and conditions set forth herein in order to bring their respective funding obligations into balance.

Agreement

Now Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.
Recitals. The foregoing Recitals are hereby incorporated into this Amendment and agreed to by Landlord and Tenant.
2.
Definitions. All capitalized terms used in this Amendment but not otherwise defined shall have the meanings assigned to them in the Lease.
3.
Building Roof. Landlord shall cause the Building’s roof membrane to be replaced at Landlord’s sole cost and expense, and no portion of the cost incurred by Landlord in connection therewith will passed through to Tenant. Landlord shall exercise reasonable efforts to cause the roof replacement to be completed by June 30, 2023. Further, until such time the roof membrane is replaced, Landlord shall pay all costs and expenses associated with repair to the roof and the replacement of any ceiling tiles that are damaged due to leaks.
4.
Freight Elevator. Landlord shall not be obligated to pay for any portion of the cost to replace the freight elevator and such obligation set forth in the Lease is hereby terminated, and all references in the Lease to the Elevator Allowance are hereby deleted.
5.
Ratification. The Lease, as amended by this Amendment, is hereby ratified by Landlord and Tenant and Landlord and Tenant hereby agree that the Lease, as so amended, shall continue in full force and effect.
6.
Miscellaneous.
6.1
Voluntary Agreement. The parties have read this Amendment and the mutual releases contained in it, and on the advice of counsel they have freely and voluntarily entered into this Amendment.
6.2
Attorney’s Fees. If either party commences an action against the other party arising out of or in connection with this Amendment, the prevailing party shall be entitled to recover from the non-prevailing party, reasonable attorney’s fees and costs of suit.

1.

6.3
Successors. This Amendment shall be binding on and inure to the benefit of the parties and their successors.
6.4
Counterparts. This Amendment may be signed in two or more counterparts. When at least one such counterpart has been signed by each party, this Amendment shall be deemed to have been fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement.
6.5
Capitalized Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the same meaning ascribed to such terms in the Lease.

In Witness Whereof, Landlord and Tenant have executed this Amendment as of the date first written above.

LANDLORD: TENANT:

Ardenwood Ventures I, LLC, PERSONALIS, INC.,

a Delaware limited liability company a Delaware corporation

By:	/s/ MARK PEARSON	By:	/s/ CAROL TILLIS
Printed Name:	Mark Pearson	Printed Name:	Carol Tillis
Title:	Authorized Signatory	Title:	VP, Finance & Admin

2.